Exhibit 99.1

Warrior Reports First Quarter 2023 Results
Quarterly Net Income rose 25% to $182.3 million and Adjusted EBITDA rose by 6% to $259.4 million
Achieved record total liquidity of $985.8 million
BROOKWOOD, AL - May 3, 2023 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2023. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported net income for the first quarter of 2023 of $182.3 million, or $3.51 per diluted share, representing a 25% increase over net income of $146.2 million, or $2.83 per diluted share, in the first quarter of 2022. Adjusted net income per share for the first quarter of 2023 was $3.57 per diluted share, compared to adjusted net income per share of $2.97 per diluted share in the first quarter of 2022, representing a 20% increase. The Company reported Adjusted EBITDA of $259.4 million in the first quarter of 2023, compared to Adjusted EBITDA of $243.8 million in the first quarter of 2022, representing a 6% increase.

“We are pleased to share another extremely strong quarter, both in terms of financial results and better-than-expected sales and production volumes,” commented Walt Scheller, CEO of Warrior. “Customer demand remained strong throughout the quarter, which, combined with global supply constraints, kept coal prices above historical levels. Importantly, our focus on improving performance at the Port of Mobile produced positive results, specifically through several initiatives that were implemented to improve the loading of vessels, including the allocation of personnel and resources. We continue to work closely with port personnel to improve the consistency and long-term sustainability of operations.”

“In February, the labor union representing certain of our hourly employees announced that they ended their labor strike and unconditionally offered to return to work. We continue to onboard eligible employees that are returning to work from the labor strike while continuing to negotiate towards a new labor contract in good faith. We believe that Warrior is well-positioned to capitalize on upside opportunities to our sales and production volumes in the latter half of 2023,” Mr. Scheller concluded.

Operating Results
Sales volume in the first quarter of 2023 was 1.9 million short tons compared to 1.1 million short tons in the first quarter of 2022, representing a 73% increase. The 73% increase in sales volume was driven by the drawdown of coal inventory levels in the first quarter due to improved performance at the McDuffie Terminal, which enabled Warrior to export more product. In addition, increased production drove an increase in sales as both Mine No. 4 and Mine No. 7 operated at higher capacity levels in this quarter compared to the prior year comparable quarter, when operations at Mine No. 4 were being restarted and both Mine No. 4 and Mine No. 7 were being operated at reduced capacity. The Company produced 1.8 million short tons of steelmaking coal in the first quarter of 2023 compared to 1.5 million short tons in the first quarter of 2022, representing a 14% increase. Inventory levels were reduced to 659 thousand short tons at the end of March 31, 2023 from 855 thousand short tons at the end of December 31, 2022.

Additional Financial Results
Total revenues were $509.7 million for the first quarter of 2023, which consisted of steelmaking coal sales of 1.9 million short tons at an average net selling price of $256.93 per short ton, net of demurrage and other charges. This represents a 35% increase and compares to total revenues of $378.7 million in the first quarter of 2022. The average net selling price of the Company's steelmaking coal decreased 23% from $339.34 per short ton in the first quarter of 2022 to $256.93 per short ton in the first quarter of 2023 due to stronger met coal market pricing last year.

Cost of sales for the first quarter of 2023 were $232.6 million compared to $135.3 million for the first quarter of 2022. Cash cost of sales (including mining, transportation and royalty costs) for the first quarter of 2023 were $231.6 million, or 46.3% of mining revenues, compared to $134.4 million, or 35.1% of mining revenues in the same period of 2022. Cash cost of sales (free-on-board port) per short ton decreased to $118.87 in the first quarter of 2023 from $119.23 in the first quarter of 2022, primarily reflecting the delayed impact of a decrease in average net selling prices and its effect on Warrior's variable cost structure, primarily for wages, transportation, and royalties offset partially by the impact of inflation. Transportation and royalty costs accounted for approximately 44% of total cash cost of sales (free-on-board port) in the first quarter of 2023 compared to 46% in the same period last year due to the lower met coal average net selling prices and its effect on our transportation and royalty costs.

Selling, general and administrative expenses for the first quarter of 2023 were $14.5 million, or 2.8% of total revenues and were higher than the same period last year due to higher employee related costs, primarily related to stock compensation expense.

Depreciation and depletion expenses for the first quarter of 2023 were $37.2 million, or 7.2% of total revenues and were higher than the prior year comparable quarter due to higher sales volume. Warrior incurred net interest income of $1.5 million during the first quarter of 2023, which compares to net interest expense in the prior year of 7.8 million. Interest income earned on our cash investments in the current quarter exceeded interest expense on our outstanding notes and equipment leases.

Business interruption expenses were $4.2 million in the first quarter and were lower than the same period last year. These expenses represent non-recurring expenses for incremental safety and security, labor negotiations and other expenses that are directly attributable to the labor strike.

Income tax expense was $29.1 million in the first quarter of 2023 on income of $211.3 million and primarily reflects our continued utilization of our net operating losses offset partially by an income tax benefit for foreign-derived intangible income and depletion expense.

Cash Flow and Liquidity
The Company generated cash flows of $192.9 million from operating activities in the first quarter of 2023, compared to $70.1 million in the first quarter of 2022. Capital expenditures and mine development for the first quarter of 2023 were $82.6 million, resulting in free cash flow of $110.3 million. Free cash flow was $60.6 million higher than the first quarter of 2022 and reflected higher sales volumes offset partially by higher capital expenditures and mine development.

Net working capital, excluding cash, for the first quarter of 2023 increased by $69.0 million from the fourth quarter of 2022, primarily reflecting an increase in trade accounts receivables due to higher sales volumes and the timing of sales combined with lower accrued expenses and accounts payable.

Cash flows used in financing activities for the first quarter of 2023 were $74.8 million, primarily due to the payment of the regular quarterly dividend and special dividend totaling $50.0 million, retirements of debt of $8.0 million and principal repayments of financing lease obligations of $7.6 million.

The Company’s total liquidity as of March 31, 2023 was $985.8 million, a record high, consisting of cash and cash equivalents of $862.5 million and available liquidity under its existing Second Amended and Restated Asset-Based Revolving Credit Agreement (as amended, the “ABL Facility”) of $123.3 million, which is net of outstanding letters of credit of $8.7 million.

Capital Allocation
On April 25, 2023, our Board of Directors (the "Board") declared a regular quarterly cash dividend of $0.07 per share, totaling approximately $3.7 million, which will be paid on May 12, 2023, to stockholders of record as of the close of business on May 5, 2023.

In addition, on February 13, 2023, the Board declared a special cash dividend (the "March 2023 Special Dividend") of $0.88 per share, totaling approximately $46.4 million, which was paid on March 7, 2023, to stockholders of record as of the close of business on February 28, 2023. The Company continues to demonstrate its previous commitment to returning excess cash to stockholders while driving long-term growth with its investment in the development of its world-class Blue Creek reserves.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Labor Matters
On February 16, 2023, the labor union representing certain of our hourly employees announced that they were ending the strike and made an unconditional offer to return to work. The Company is currently working to complete the onboarding process with the eligible employees that wish to return to work and continues to engage in good faith negotiations with the labor union representing certain of our hourly employees to reach an agreement on a new contract. Because the return to work process has not been completed, the Company has not revised its budgets, outlook and guidance as provided below to reflect the effects of the ending of the strike. The Company expects to be able to provide another update in early June 2023.

Company Outlook
The Company's outlook and guidance for 2023 is subject to many risks that may impact performance, including the labor matters noted above, ongoing mechanical issues at the McDuffie Terminal at the Port of Mobile, ongoing rail transportation issues, market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements below. The Company's guidance for the full year 2023 is outlined below.

Coal sales	6.6 - 7.2 million short tons
Coal production	6.3 - 6.9 million short tons
Cash cost of sales (free-on-board port)	$109 - $125 per short ton
Capital expenditures for existing mines	$95 - $105 million
Blue Creek project and other discretionary capital expenditures	$325 - $345 million
Mine development costs	$10 - $14 million
Selling, general and administrative expenses	$42 - $48 million
Interest expense, net	$5 - $10 million
Noncash deferred income tax expense	18% - 20%
Cash tax rate	0%
Key factors that may affect outlook include:
•Two planned longwall moves (both Q3),
•HCC index pricing,
•Exclusion of other non-recurring costs,
•New labor contract, and
•Inflationary pressures.
The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $95 - $105 million, including regulatory and gas requirements, and discretionary capital spending of $325 - $345 million for the development of the Blue Creek reserves, final payments on two new sets of longwall shields originally purchased in 2022, and the final 4 North bunker construction.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2023 results today, May 3, 2023, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on May 3, 2023 until 6:30 p.m. ET on May 10, 2023. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 7491406.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2023 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, as well as statements regarding production, the Company's ability to withstand economic instability, the development of the Blue Creek project, future reduction in shipping delays, the outcome of negotiations with the labor union representing certain of our hourly employees, including any potential changes to our production and sales volumes as a result of such outcome, and the impact of the ongoing return to work process for the labor union representing certain of our hourly employees. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDufffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2022 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended March 31,
	2023	2022
Revenues:
Sales	$500,491	$382,433
Other revenues	9,183	(3,781)
Total revenues	509,674	378,652
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	232,630	135,341
Cost of other revenues (exclusive of items shown separately below)	11,438	7,040
Depreciation and depletion	37,213	25,797
Selling, general and administrative	14,516	13,929
Business interruption	4,217	6,688
Idle mine	—	3,008
Total costs and expenses	300,014	191,803
Operating income	209,660	186,849
Interest income (expense), net	1,460	(7,822)
Other income	221	675
Income before income tax expense	211,341	179,702
Income tax expense	29,064	33,453
Net income	$182,277	$146,249
Basic and diluted net income per share:
Net income per share—basic	$3.52	$2.84
Net income per share—diluted	$3.51	$2.83
Weighted average number of shares outstanding—basic	51,842	51,532
Weighted average number of shares outstanding—diluted	51,956	51,634
Dividends per share:	$0.95	$0.06

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended March 31,
	2023	2022
Tons sold	1,948	1,127
Tons produced	1,759	1,538
Average net selling price	$256.93	$339.34
Cash cost of sales (free-on-board port) per short ton(2)	$118.87	$119.23
Cost of production %	56%	54%
Transportation and royalties %	44%	46%
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2023	2022
Cost of sales	$232,630	$135,341
Asset retirement obligation accretion	(540)	(493)
Stock compensation expense	(534)	(475)
Cash cost of sales (free-on-board port)(2)	$231,556	$134,373

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended March 31,
	2023	2022
Net income	$182,277	$146,249
Interest (income) expense, net	(1,460)	7,822
Income tax expense	29,064	33,453
Depreciation and depletion	37,213	25,797
Asset retirement obligation accretion	906	867
Stock compensation expense	7,702	7,218
Other non-cash accretion	414	231
Mark-to-market (gain) loss on gas hedges	(705)	13,165
Business interruption	4,217	6,688
Idle mine expense	—	3,008
Other income	(221)	(675)
Adjusted EBITDA(3)	$259,407	$243,823
Adjusted EBITDA margin(4)	50.9%	64.4%
(3)  Adjusted EBITDA is defined as net income before net interest (income) expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market (gain) loss on gas hedges, business interruption expenses, idle mine expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2023	2022
Net income	$182,277	$146,249
Business interruption, net of tax	3,637	5,447
Idle mine, net of tax	—	2,450
Other income, net of tax	(191)	(550)
Adjusted net income(5)	$185,723	$153,596

Weighted average number of shares outstanding—basic	51,842	51,532
Weighted average number of shares outstanding—diluted	51,956	51,634

Adjusted net income per share—basic	$3.58	$2.98
Adjusted net income per share—diluted	$3.57	$2.97
(5)    Adjusted net income is defined as net income net of Alabama state income tax valuation allowance, business interruption expenses, idle mine expenses, incremental stock compensation expense and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended March 31,
	2023	2022
OPERATING ACTIVITIES:
Net income	$182,277	$146,249
Non-cash adjustments to reconcile net income to net cash provided by operating activities	75,098	79,467
Changes in operating assets and liabilities:
Trade accounts receivable	(56,804)	(138,328)
Inventories	17,406	(39,446)
Prepaid expenses and other receivables	(3,140)	7,148
Accounts payable	(8,463)	13,090
Accrued expenses and other current liabilities	(18,032)	(1,500)
Other	4,592	3,461
Net cash provided by operating activities	192,934	70,141
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(68,179)	(10,528)
Mine development costs	(14,458)	(9,893)
Acquisitions, net of cash acquired	(2,381)	2,533
Net cash used in investing activities	(85,018)	(17,888)
FINANCING ACTIVITIES:
Net cash used in financing activities	(74,848)	(14,045)
Net increase in cash and cash equivalents	33,068	38,208
Cash and cash equivalents at beginning of period	829,480	395,839
Cash and cash equivalents at end of period	$862,548	$434,047

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2023	2022
Net cash provided by operating activities	$192,934	$70,141
Purchases of property, plant and equipment and mine development costs	(82,637)	(20,421)
Free cash flow(6)	$110,297	$49,720
Free cash flow conversion(7)	42.5%	20.4%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$862,548	$829,480
Short-term investments	8,697	8,608
Trade accounts receivable	208,629	151,826
Inventories, net	129,406	154,039
Prepaid expenses and other receivables	34,296	29,156
Total current assets	1,243,576	1,173,109
Mineral interests, net	86,692	88,636
Property, plant and equipment, net	793,866	738,947
Deferred income taxes	7,090	7,572
Other long-term assets	19,765	19,831
Total assets	$2,150,989	$2,028,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,746	$39,026
Accrued expenses	62,928	77,435
Short-term financing lease liabilities	26,535	24,089
Other current liabilities	8,511	12,574
Total current liabilities	127,720	153,124
Long-term debt	295,051	302,588
Asset retirement obligations	66,126	64,581
Long-term financing lease liabilities	4,026	9,002
Deferred income taxes	51,959	23,378
Other long-term liabilities	27,816	27,907
Total liabilities	572,698	580,580
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 54,210,727 issued and 51,988,886 outstanding as of March 31, 2023; 53,875,409 issued and 51,653,568 outstanding as of December 31, 2022)	539	539
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of March 31, 2023 and December 31, 2022)	(50,576)	(50,576)
Additional paid in capital	268,471	269,956
Retained earnings	1,359,857	1,227,596
Total stockholders’ equity	1,578,291	1,447,515
Total liabilities and stockholders’ equity	$2,150,989	$2,028,095